                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT




         AGREEMENT dated as of January 1, 1996 between Myriad International, Inc., 4330 LaJolla Village Drive, Suite 320, San Diego, California, 92122, a corporation organized under the laws of the State of Delaware (hereinafter referred to as the "Employer"), and Sharon Snyder (hereinafter referred to as the "Employee").

         1. Employment: The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

         2. Term: Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on the date of execution of this Agreement and shall continue until December 31, 2000, unless sooner terminated in accordance with the terms contained herein. If Employer desires to extend the term of this Agreement beyond December 31, 2000, Employer and Employee shall negotiate an extension agreement before September 30, 2000.

         3. Compensation: For services rendered by the Employee under this Agreement, the Employee shall receive the following:

                  (a) As inducement to sign this contract employer will pay employee a one time signing bonus of $20,000.00. This bonus will be paid within thirty days after execution of this document.

                  (b) An annual salary of $100,000. Employee shall be entitled to increases in his base annual salary, at least annually, on the anniversary of the date of his Agreement. The amount of the increase shall be determined by the Board or a committee appointed by the Board. However, it is agreed that the Employee salary stated above should not be increased from its present amount until the Board of Directors determined that Myriad has adequate cash flow to pay the increased salary.

                  (c) As an inducement to Employee entering into this Agreement, Employer shall issue to Employee as soon as reasonably practical 200,000 shares of Class A Common Stock. The vesting period of this stock will be immediate.

                  (d) The employer hereby grants to the Employee, Stock Options to purchase all or part of an aggregate of 500,000 shares of Class A Common Stock according to the following performance schedule:



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

                                                    Options Granted
                                                    ---------------
1.       Upon Signing this contract                 100,000 Shares
2.       January 1, 1997                            100,000 Shares
3.       January 1, 1998                            100,000 Shares
4.       January 1, 1999                            100,000 Shares
5.       January 1, 2000                            100,000 Shares
                                                    ------------------
                                                    500,000 Shares A


The options allow the employee to purchase the Class A Common stock at a price of $0.25 per share for a term of five years from the date of this contract, subject to the provisions with respect to termination of employment, death or disability of the employee. Any portion of the option not exercised prior to the termination of the option shall thereupon become null and void. The shares of Class A Common Stock are being acquired for investment and will bear appropriate restrictive legends.

The options granted pursuant to this Agreement shall be subject to the terms and conditions set forth on Exhibit A attached hereto and made a part hereof.

                  (e) Additional compensation in the form of an annual bonus, during the Initial Term, and any extensions of therof, of this Agreement. The exact structure and amount of said bonus shall either be determined by, or subject to approval of, the Board. Said bonus shall be based on the annualized profitability of the Employer.

                  (f) Such other stock options or incentive performance stock programs determined at the sole discretion of Employer's Board of Directors during the term of this agreemenet.

                  (g) Four weeks paid vacation during each employment year (i.e., [January 1] through [December 31], which shall be taken in accordance with a schedule submitted by the Board or its designee. This vacation period shall be non-cumulative unless Employee shall forego his vacation in whole or in part at the request of the Board or its designee, in which case the portion of such vacation not taken in such employment year may be taken as additional vacation in the following year.

                  (h) Other compensation and fringe benefits, including health insurance, and company car, as the Board of Directors of the Employer may grant to Employee from time to time in conformity with the Employer's policy, at the sole discretion of the Board of Directors of the Employer.

         4. Duties: The employee is engaged as Senior Vice President and Treasurer of the Employer. The Senior Vice President and Treasurer of the Corporation is subject to the control of the Chairman of the Board and Chief Executive Officer and The Board of Directors. Her duties shall be as follows, unless changed by The Board of Directors.


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SUMMARY: Directs the organization's financial planning and budgeting practices as well as its relationship with lending institutions, shareholders, and the financial community by performing the following duties personally or through subordinate managers.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following: Other duties may be assigned. Oversees and directs treasury, budgeting, real estate and insurance activities for the organization. Acts as custodian of funds, securities and assets of the organization. Appraises the organization's financial position and issues periodic financial and operating reports. Directs and coordinates the establishment of budget programs. Analyzes, consolidates and directs all cost accounting procedures together with other statistical and routine reports. Oversees and directs the preparation and issuance of the corporation's Annual Report. Directs and analyses studies of general economic, business and financial conditions and their impact on the organization's policies and operations.

         5. Extent of Services: The Employee shall devote substantially his full time, attention and energies to the business of the Employer and may not, during the term of this Agreement, engage in other business activities, whether or not such business activities are pursued for gain, profit or other pecuniary advantage. Employee shall not be prevented from investing his assets in such form or manner as will not require any services on the part of the Employee in the operation of the affairs of the companies in which such investments are made.

         6. Disclosure of Information:

                  (a) The Employee recognizes and acknowledges that the information, processes, developments, experimental work, work in progress, business, list of the Employer's customers and any other trade secret or other secret or confidential information relating to Employer's business as they may exist from time to time are valuable, special and unique assets Employer's business. Therefore, Employee agrees that;

                           (i) Employee will hold in strictest confidence and
not disclose, reproduce, publish or use in any manner, whether during or subsequent to his employment, without the express authorization of the Board of Directors of the Employer, any information, process, development or experimental work, work in process, business, customer lists, trace secret or any other secret or confidential matter relating to any aspect of the Employer's business, except as such disclosure or use may be required in connection with Employee's work for the Employer.

                           (ii) Upon request or at time of leaving the employ of
the Employer, the Employee will deliver to the Employer, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Employer's business.




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                  (b) In the event of a breach or threatened breach by the
Employee of the provisions of this paragraph 6, the Employer shall be entitled to an injunction (i) restraining the Employee from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or
(ii) requiring that Employee deliver to Employer all information, documents, notes, memoranda and any and all discoveries or other material as described above upon Employee's leave of the employ of the Employer. Nothing herein shall be construed as prohibiting the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

         7. Expenses: The Employee is authorized to incur reasonable expenses for promoting the business of the Employer, including expenses for entertainment, travel and similar items. The Employer will reimburse the Employee for all such expenses upon the presentation by the Employee from time to time of an itemized account of such expenditures.

         8. Disability: If the Employee is unable to perform his services by reason of illness or incapacity for a continuous period of more than 180 days, the Employer may terminate this Agreement. Upon such termination Employer shall pay Employee twelve months of salary as provided in paragraph 3(a) hereof. The full amount of such salary shall be paid at such times as such compensation would otherwise be paid hereunder. All other obligations hereunder, except the continuing obligations described in paragraph 6 hereof, shall thereupon cease.

         9. Termination by Employer: The Employer may terminate this Agreement for cause at any time, but only after a majority vote of the Board of Directors. As used in this Agreement, the phrase "for cause" shall mean any of the following: breach of any fiduciary duty to the Employer, fraud, gross negligence, willful misconduct or conviction (including a plea of nolo contendere) in a felony criminal proceeding (excluding traffic violations or similar misdemeanors). In such event, the Employee, if requested by the Employer, shall continue to render his services and shall be paid his regular salary up to the date of termination. The Employer may terminate this Agreement without cause at any time, but in such event the Employer shall be obligated to pay Employee his full compensation under paragraph 3 hereof (including the release of stock) through the end of the term of this agreement at such times as such compensation would otherwise be paid hereunder. In each such event of termination, all other obligations hereunder, except the continuing obligations described in paragraph 6 hereof, shall thereupon cease. The amount due under this provision shall not be subject to reduction for other compensation or remuneration in any form received by Employee after the termination of his employment under this Agreement.

         10. Termination by Employee: Employee may terminate his employment by notifying Employer at least 60 days before the date of termination of the Initial Term or the then effective Additional Term. Such termination shall be effective as of


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the last day of the Initial Term or the then effective Additional Term. Employee may also terminate this Agreement for cause upon the Employer's failure to materially comply with its obligations set forth in this Agreement.

         11. Death During Employment: If the employee dies during the term of his employment, the Employer shall pay to the estate of the Employee three months of salary as provided in paragraph 3(a) hereof. The full amount of such salary shall be paid within 60 days of such death.

         12. Restrictive Covenant: During the term of this Agreement and any extension hereof, the Employee will not, within a radius of 500 miles from the present place of the Employer's business (or, even though the parties agree that such limitation is reasonable, if such locations are determined by a court to broad, such geographic area as such court may determine is reasonable) directly or indirectly, own, manage, operate, control, be employed on a full time basis in a managerial capacity by, participate in or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the type of business conducted by the Employer at the time of the termination of this Agreement.

In the event of an actual or threatened breach by the Employee of the provisions of this paragraph, the Employer shall be entitled to seek an injunction restraining the Employee from owning, managing, operating, controlling, being employed by, participating in or being in any way so connected with any business in direct competition with the type of business conducted by the Employer during the term of this Agreement. Nothing herein stated shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach.

         13. Arbitration: Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of San Diego, California, in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

         14. Notices: The notices required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested, to his residence in the case of the Employee, or to its principal office in the case of the Employer.

         15. Waiver of Breach: The waiver by the Employer of a breach of any provision of this Agreement by the Employee shall not operate to be construed as a waiver of any subsequent breach by the Employee.

         16. Assignment: Neither this Agreement nor any benefits hereunder are assignable by Employee; but the rights and obligations of the Employer under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Employer.


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         17. Entire Agreement: This instrument contains the entire agreement of the parties and it may be changed, modified, supplemented or amended only by an agreement in writing signed by the Employer and Employee. The employment agreement betwen the company and employee dated as amended is terminated provided that options to purchase the Class A Common Stock of Myriad granted under such agreement shall remain in full force and affected.

         18. Governing Law: This Agreement shall be interpreted and governed in accordance with the laws of the State of California.

         19. Severability: If any paragraph, sentence, clause or phrase of this Agreement is for any reason declared to be illegal, invalid, unconstitutional, void or unenforceable, all other paragraphs hereof not so held shall be and remain in full force and effect.

         20. Authorization The Compensation Commitee of the Board of Directors of the Employer has authorized this Agreement, and specifically authorized execution hereof by the undersigned on behalf of the Employer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.




                                    Myriad International, Inc.


                                    By:    /s/ Jerome O. Crawford
                                        ------------------------------------
                                               Jerome O. Crawford
                                           Chairman




                                    Employee:


                                        /s/ Sharon A. Snyder
                                        ------------------------------------
                                        Sharon A. Snyder



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
                                    EXHIBIT A


                                  OPTION TERMS

The options to purchase shares of the Class A Common Stock and/or the Class B Common Stock of the Company shall be governed by the following terms and conditions:


1. DEFINITIONS. For purposes of the Plan, the following terms have the following meanings:


                   (1) "Agreement" means the Employment Agreement between the Optionee and the Company dated as of January 1, 1996.

                   (2)     "Board" means the Board of Directors of the Company.

                   (3) "Commission" means the Securities and Exchange Commission, and any successor agency.

                   (4)     "Company" means Myriad International, Inc.

                   (5)     "Effective Date" has the meaning set forth in
                           Section 2.

                   (6) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                   (7)     "Grant Date" means the date of grant of any Option.

                   (8) "Option" means an Option granted under the Employment Agreement between the Optionee and the Company dated as of January 1, 1996.

                   (9) "Stock" means the Class A Common stock (with respect to Class A Options) or the Class B Common Stock (with respect to Class B Options) of the Company, and any successor entity.

                  (10)     "Tax Date" means the date defined in Section 7.

                  (11) "Vesting Date" means the date on which an Option becomes wholly or partially exercisable.




                                                        Initials ________ ______
Exhibit A Page 1

2. Terms and Conditions of Grant. Options granted under the Agreement shall be subject to the following terms and conditions and such other terms and conditions not inconsistent with the Agreement as the Board shall impose:

                   (1) Exercise of Option. In order to exercise all or any portion of any Option granted under the Agreement, an Optionee must remain as an officer, employee, consultant or director of the Company, or a Subsidiary, until the Vesting Date. The Option shall be exercisable on or after each Vesting Date in accordance with the terms set forth in the Agreement.

                   (2) Method of Exercise. To the extent the right to purchase shares of Stock has accrued, Options may be exercised, in whole or in part, from time to time in accordance with their terms by written notice from the Optionee to the Company stating the number of shares of Stock with respect to which the Option is being exercised and accompanied by payment in full of the exercise price. Payment may be made in cash, certified check or, at the absolute discretion of the Board, by non-certified check.

                   (3) Nonassignability of Option Rights. No Option shall be transferable other than by will or by the laws of descent and distribution except to the parents, spouse, children or grandchildren of the Optionee. During the lifetime of an Optionee, only the Optionee or the permitted assignees may exercise an Option. Options assigned pursuant to this sub-section 2.(3) shall remain subject to the provisions of sub-section 2.(4).

                   (4) Exercise After Termination of Employment or Death. If for any reason other than permanent and total disability or death an Optionee ceases to be employed by or to be a consultant or director of the Company, or a Subsidiary, Options held at the date of such termination (to the extent then exercisable) may be exercised, in whole or in part, at any time within three (3) months after the date of such termination or such lesser period specified in the Option Agreement (but in no event after the earlier of the expiration date of the Option as set forth in the Agreement.

                           If an Optionee becomes permanently and totally disabled (within the meaning of Section 11(e)(3) of the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, or dies while employed by the Company, or a Subsidiary, (or, if the Optionee dies within the period that the Option remains exercisable after termination of employment), Options then held

                                                           Initials______ ______
Exhibit A Page 2

                           (to the extent then exercisable) may be exercised by the Optionee, the Optionee's personal representative, or by the person to whom the Option is transferred by will or the laws of descent and distribution, in whole or in part, at any time within one year after the disability or death or any lesser period specified in the Option Agreement (but in no event after the earlier of the expiration date of the Option as set forth in the Agreement.

                   (5) Compliance with Securities Laws. The Company shall not be obligated to issue any shares of Stock upon exercise of an Option unless such shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the shares of Stock are otherwise in compliance with all applicable securities laws. The Company shall have no obligation to register the shares of Stock under the federal securities laws or to take whatever other steps may be necessary to enable the shares of Stock to be offered and sold under federal or other securities laws. Upon exercising all or any portion of an Option, an Optionee may be required to furnish representations or undertakings deemed appropriate by he Company to enable the offer and sale of the shares of Stock or subsequent transfers of any interest in such shares to comply with applicable securities laws. Evidences of ownership of shares of Stock acquired upon exercise of Options shall bear any legend required by, or useful for purposes of compliance with, applicable securities laws.


3. PAYMENT OF TAXES. Unless the Board permits otherwise, the participant shall pay the Company in cash, promptly when the amount of such obligations becomes determinable (the "Tax Date"), all applicable local, state and federal withholding taxes applicable, in the Board's absolute discretion, to (i) the exercise of any Option, or (ii) the transfer or other disposition of shares acquired upon the exercise of any Option.

4. ADJUSTMENT FOR CHANGES IN CAPITALIZATION. The existence of outstanding Options shall not affect the Company's right to effect adjustments, recapitalizations, reorganizations or other changes in its or any other corporation's capital structure or business, any merger or consolidation, any issuance of bonds debentures, preferred or prior preference stock ahead of or affecting the Stock the dissolution or liquidation of the Company's or any other corporation's assets or business or any other corporate act whether similar to the events described above or otherwise. Subject to Section 5, if the outstanding shares of the Stock are increased or decreased in number or changed into or exchanged for a different number or kind of securities of the Company or any other corporation by reason of a recapitalization, reclassification, stock split, combination of shares, stock dividend or other



                                                              Initials ____ ____
Exhibit A Page 3
         event, the number and kind of securities with respect to which Options may be granted under the Agreement, the number and kind of securities as to which outstanding Options may be exercised, and the exercise price at which outstanding Options may be exercised, shall be adjusted, to the extent possible, so as to prevent dilution and without regard to any resulting tax consequences to the Optionee.


5. DISSOLUTION, LIQUIDATION, MERGER. In the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation, or a sale of over 80% of the assets of the Company, the Board, in its absolute discretion, may cancel each outstanding Option upon payment in cash to the Optionee of the amount by which any cash and the fair market value of any other property which the Optionee would have received as consideration for the shares of Stock covered by the Option if the Option had been exercised before such liquidation, dissolution, merger, or sale exceeds the exercise price of the Option. In addition to the foregoing, in the event of a merger in which the Company is not the surviving corporation, the Board, in its absolute discretion, may accelerate the time within which each outstanding Option may be exercised.

6. SUCCESSOR CORPORATIONS. In the event of a merger in which the Company is not the surviving corporation, the successor entity may assume the obligations under all outstanding Options.

7. NO RIGHTS AS SHAREHOLDER OR TO CONTINUED EMPLOYMENT. An Optionee shall have no rights as a shareholder with respect to any shares of Stock covered by an Option until such Optionee has acquired title to such shares. Subject to Sections 4 and 5, no adjustment shall be made for dividends or other rights for which the record date is prior to the date title to the shares of Stock has been acquired by the Optionee. The grant of an Option shall in no way be constructed so as to confer on any Optionee the right to continued employment by the Company, or a Subsidiary.





                                                            Initials _____ _____
Exhibit A Page 4